Exhibit 99.1

DallasNews Corporation Announces Non-Executive Chairman and

Third Quarter 2023  Dividend

DALLAS - DallasNews Corporation (Nasdaq: DALN) announced today that at the Company’s Annual Meeting of Shareholders, Robert W. Decherd stepped down as Executive Chairman of the Board of Directors and was succeeded by John A. Beckert, the Board’s Lead Director, as Non-Executive Chairman. Dunia A. Shive assumed Beckert’s position as chair of the Nominating and Corporate Governance Committee. The role of Lead Director was combined into the Non-Executive Chairman role.

Beckert has served as a director since September 2011. He is the first non-family member to serve as Chairman since G. B. Dealey acquired the Company in 1926. Decherd will continue to serve as a director until September 21, when he will retire from the Board under its established retirement policy.

Grant S. Moise, the Company’s Chief Executive Officer, said, “I want to thank Robert for staying on as Chairman to complete the leadership transition that commenced with my election as CEO in May 2022. John and I are looking forward to working collaboratively to ensure the long-term success of DallasNews Corporation and The Dallas Morning News while accelerating the growth of Medium Giant.”

Also today, the Board of Directors declared a quarterly cash dividend of $0.16 per share. The dividend will be payable on September 1, 2023, to shareholders of record at the close of business on August 11, 2023.

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with a strong journalistic reputation, intense regional focus and close community ties. Medium Giant is a media and marketing agency of divergent thinkers who devise strategies that deepen connections, expand influence, and scale success for clients nationwide. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s (the “Company”) business outlook or future economic performance, revenues, expenses, cash balance, investments and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint and distribution prices; program costs; the success of the Company’s digital strategy; labor relations; cybersecurity incidents; and technological obsolescence. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters or that our financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.